Exhibit 99.1

IFF Reports Solid Third Quarter 2014 Financial Results

Local Currency Sales Increased 4%

Adjusted Operating Profit Margin Improved 40 basis points to 19.8%

Adjusted Earnings per Share Grew 8% to $1.32

NEW YORK--(BUSINESS WIRE)--November 4, 2014--International Flavors & Fragrances Inc. (NYSE:IFF), a leading global creator of flavors and fragrances for consumer products, today reported solid revenue and earnings growth for the third quarter ended September 30, 2014.

Third Quarter 2014 Results

  Reported net sales totaled $773.8 million, an increase of 4% from $742.3 million in the third quarter of 2013.
  Excluding the impact of foreign currency, local currency sales grew by 4% reflecting continued growth in the emerging markets.
  Excluding restructuring and other charges and operational improvement initiative costs, adjusted operating profit increased 7% to $153.5 million from $144.1 million in the prior year quarter, while adjusted earnings per diluted share increased 8% to $1.32 from $1.22 in the prior year quarter. For the third quarter, restructuring and other charges and operational improvement initiative costs totaled $0.9 million versus $2.6 million for the same period in 2013.
  On a U.S. GAAP basis, operating profit rose 8% to $152.6 million from $141.5 million for the third quarter of 2013. GAAP earnings per diluted share (EPS) rose 9% to $1.31 versus $1.20 for the same period in 2013.

Please see the information and schedules at the end of this release for reconciliations of GAAP to non-GAAP financial metrics.

Management Commentary

“We are pleased we have achieved 4% local currency sales growth again this quarter, owing to the strength and diversity of our portfolio, the continued execution of our three pillar growth strategy and the recent acquisition of Aromor,” said Andreas Fibig, Chief Executive Officer of IFF. “The emerging markets continued to outperform the developed markets and fueled our sales growth in both business units. We saw strong growth in many countries in Latin America, Greater Asia and the Middle East and Africa. In addition, the integration of Aromor is progressing well and is contributing to our top-line growth as expected.”

Third Quarter 2014 Operating Highlights

  Local currency sales in the emerging markets accounted for 50% of total Company sales in the third quarter and delivered growth of 6%. The developed markets experienced a sales decline of 1% this quarter.
  Adjusted gross profit, as a percent of sales, was 44.0% compared with 44.2% in the prior year quarter. This slight decrease reflects cost savings and productivity initiatives that were more than offset by weaker operational performance and mix.
  Research, selling and administrative (RSA) expenses, as a percent of sales, was 24.2 percent in the third quarter, or a reduction of 60 basis points from 24.8 percent of sales in the third quarter of 2013. The reduction was primarily driven by lower incentive compensation expense in the current year’s results.
  Excluding items impacting comparability, adjusted operating profit increased 7%, or $9.4 million, to $153.5 million from $144.1 million in the third quarter of 2013. The improvement reflects lower incentive compensation expense and continued cost management. The results of Aromor were not significant to the consolidated financial results of the Company for the third quarter of 2014.
  Excluding items impacting comparability, the adjusted effective tax rate was 24.5% compared with 26.2% in the prior year quarter. The 170 basis point tax rate reduction reflects higher earnings from lower tax jurisdictions, favorable provision to return adjustments and lower loss provisions, partially offset by higher repatriation costs and the absence of the R&D tax credit in the current quarter.
  The year-over-year improvement in adjusted EPS reflects higher operating income, lower interest expense and a lower tax rate.
  Cash flow from operations for the nine months ended September 30, 2014 was $317.5 million, or 13.6% of sales, compared to $257.3 million, or 11.6% of sales in the prior year period. Cash flow from operations for the first nine months of 2014 benefited from higher net income, lower year-over-year pension contributions, and lower tax payments, partially offset by higher incentive compensation payments in 2014.

Fragrances Business Unit

  Reported net sales for the quarter totaled $415.1 million, an increase of 6% from $392.9 million in the third quarter of 2013.
  Excluding the impact of foreign currency, local currency sales growth was 5%, including 2% of growth related to Aromor, acquired earlier in the year.
  Fine Fragrances local currency sales declined by 1% in the third quarter of 2014. High single-digit and double-digit sales growth in Latin America and Greater Asia, respectively, combined with single-digit sales growth in EAME, were more than offset by a double-digit sales decline in North America.
  Consumer Fragrances delivered solid local currency growth of 4% this quarter due to mid-single-digit growth in EAME, Latin America and Greater Asia. The majority of the growth was due to double-digit growth in Fabric Care, combined with favorable growth in Home Care and Toiletries.
  Fragrance Ingredients local currency sales increased 16% this quarter, including 14% growth associated with our Aromor acquisition.
  Fragrance segment profit increased 7%, or $5.3 million, to $86.6 million in the third quarter of 2014, up from $81.3 million in the third quarter of 2013. Segment profit margin increased to 20.9%, up 20 basis points from 20.7%. The improvement in segment profit and profit margin reflects top-line growth, cost savings and productivity initiatives, and lower incentive compensation expense.

Flavors Business Unit

  Reported net sales for the quarter totaled $358.7 million in the third quarter, an increase of 3% from net sales of $349.4 million in the third quarter of 2013.
  Excluding the impact of foreign currency, Flavors local currency sales growth was 2% this quarter, primarily due to 6% growth in the emerging markets.
  On a regional basis, Latin America again delivered double-digit local currency sales growth owing to a continued high level of new wins in Beverage using our proprietary technology systems. EAME and Greater Asia delivered low single-digit local currency sales growth. North America, although improved from the first half of the year, continued to face a challenging environment.
  Flavors segment profit totaled $79.7 million in the third quarter, compared with $81.1 million in the prior year quarter. Flavors segment profit margin declined 100 basis points to 22.2% from 23.2% in the prior year quarter. The decline in segment profit and profit margin was driven primarily by weaker operational performance, including less favorable absorption and new plant costs.

Business Outlook

“Our overall performance was in line with our expectations, and puts us on track to deliver our full year estimate of 4% to 6% local currency sales growth,” said Mr. Fibig. “We also continue to believe we will deliver double-digit growth in adjusted operating profit and adjusted earnings per share for the full year at levels that compare favorably to our long-term targets.”

Audio Webcast

A live webcast to discuss the Company's third quarter financial results and full year outlook will be held today, November 4, 2014, at 10:00 a.m. EST. Investors may access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a recorded version of the webcast will be made available on the Company's website approximately one hour after the event.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 6,000 employees working in 31 countries worldwide. For more information, please visit our website at www.iff.com.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding our outlook for the fourth quarter of 2014, and our ability to sustain our long-term growth performance. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 25, 2014. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) volatility and increases in the price of raw materials, energy and transportation; (2) the economic climate for the Company’s industry and demand for the Company’s products; (3) fluctuations in the quality and availability of raw materials; (4) changes in consumer preferences or a decline in consumer confidence and spending; (5) the Company’s ability to benefit from its investments in emerging markets; (6) the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability, realization of price increases and growth targets; (7) the Company’s ability to successfully develop new and competitive products that appeal to its customers and consumers; (8) the impact of currency fluctuations or devaluations in the Company’s principal foreign markets; (9) the effects of any unanticipated costs and construction or start-up delays in the expansion of the Company’s facilities; (10) the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments; (11) adverse changes in federal, state, local and foreign tax legislation or adverse results of tax audits, assessments, or disputes; (12) the direct and indirect costs and other financial impact that may result from any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters, or the responses to or repercussion from any of these or similar events or conditions; (13) the Company’s ability to attract and retain talented employees; (14) adverse changes due to accounting rules or regulations; and (15) the ability of the Company to successfully integrate Aromor and realize the anticipated benefits of the Aromor acquisition on a timely basis, or at all. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2014	2013	% Change	2014	2013	% Change

Net sales	$773,813	$742,256	4%	$2,332,451	$2,227,727	5%
Cost of goods sold	433,702	416,852	4%	1,298,281	1,256,977	3%
Gross margin	340,111	325,404	5%	1,034,170	970,750	7%
Research and development	63,701	65,654	(3)%	191,635	189,428	1%
Selling and administrative	123,212	118,221	4%	379,864	357,687	6%
Restructuring and other charges	608	—	100%	912	2,105	(57)%
Interest expense	10,968	11,625	(6)%	34,048	35,637	(4)%
Other income, net	(563)	(4,080)	(86)%	(3,761)	(16,359)	(77)%
Pretax income	142,185	133,984	6%	431,472	402,252	7%
Income taxes	34,770	34,938	(0)%	107,064	110,187	(3)%
Net income	$107,415	$99,046	8%	$324,408	$292,065	11%

Earnings per share - basic	$1.32	$1.21		$3.98	$3.57
Earnings per share - diluted	$1.31	$1.20		$3.95	$3.54

Average shares outstanding
Basic	80,942	81,437		80,981	81,349
Diluted	81,508	82,043		81,556	81,959

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	September 30,	December 31,
	2014	2013
Cash & cash equivalents	$404,836	$405,505
Receivables	562,617	524,493
Inventories	556,302	533,806
Other current assets	188,854	189,099
Total current assets	1,712,609	1,652,903

Property, plant and equipment, net	700,948	687,215
Goodwill and other intangibles, net	753,881	696,197
Other assets	309,071	295,416
Total assets	$3,476,509	$3,331,731

Bank borrowings and overdrafts, and
current portion of long-term debt	$9,528	$149
Other current liabilities	507,326	560,217
Total current liabilities	516,854	560,366

Long-term debt	933,625	932,665
Non-current liabilities	382,376	371,649

Shareholders' equity	1,643,654	1,467,051
Total liabilities and shareholders' equity	$3,476,509	$3,331,731

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:

Net income	$324,408	$292,065
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	68,678	61,084
Deferred income taxes	7,496	(5,167)
Gain on disposal of assets	(2,351)	(18,859)
Stock-based compensation	19,627	18,919
Changes in assets and liabilities, net of Aromor acquisition:
Current receivables	(47,929)	(72,051)
Inventories	(21,609)	10,679
Accounts payable	(7,590)	(11,581)
Accruals for incentive compensation	(45,482)	(1,298)
Other current payables and accrued expenses	4,154	27,416
Changes in other assets/liabilities	18,101	(43,891)
Net cash provided by operating activities	317,503	257,316

Cash flows from investing activities:

Cash paid for acquisition, net of cash received (including $15 million of contingent consideration)	(102,500)	—
Additions to property, plant and equipment	(97,820)	(86,448)
Proceeds from life insurance contracts	17,750	793
Maturity of net investment hedges	(472)	626
Proceeds from disposal of assets	2,506	16,782
Net cash used in investing activities	(180,536)	(68,247)

Cash flows from financing activities:
Cash dividends paid to shareholders	(95,113)	(55,525)
Net change in revolving credit facility borrowings and overdrafts	8,926	(282,915)
Deferred financing costs	(1,023)	(2,800)
Repayments of long-term debt	—	(100,000)
Proceeds from long-term debt	4,100	297,786
Proceeds from issuance of stock under stock plans	1,361	3,613
Excess tax benefits on stock-based payments	6,080	5,583
Purchase of treasury stock	(52,453)	(31,923)
Net cash used in financing activities	(128,122)	(166,181)
Effect of exchange rates changes on cash and cash equivalents	(9,514)	(4,161)
Net change in cash and cash equivalents	(669)	18,727
Cash and cash equivalents at beginning of year	405,505	324,422
Cash and cash equivalents at end of period	$404,836	$343,149

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Sales
Flavors	$358,708	$349,385	$1,100,726	$1,079,786
Fragrances	415,105	392,871	1,231,725	1,147,941
Consolidated	773,813	742,256	2,332,451	2,227,727

Segment Profit
Flavors	79,747	81,101	258,614	254,055
Fragrances	86,615	81,309	259,253	221,577
Global Expenses	(12,882)	(18,313)	(49,182)	(47,236)
Restructuring and other charges, net	(608)	—	(912)	(2,105)
Operational improvement initiative costs	(282)	(2,568)	(6,014)	(4,761)
Operating profit	152,590	141,529	461,759	421,530

Interest Expense	(10,968)	(11,625)	(34,048)	(35,637)
Other income, net	563	4,080	3,761	16,359
Income before taxes	$142,185	$133,984	$431,472	$402,252

Operating Margin
Flavors	22.2%	23.2%	23.5%	23.5%
Fragrances	20.9%	20.7%	21.0%	19.3%
Consolidated	19.7%	19.1%	19.8%	18.9%

International Flavors & Fragrances Inc. Sales Performance by Region and Category (Unaudited)

		Third Quarter 2014 vs. 2013
		Percentage Change in Sales by Region of Destination
			Consumer		Total
		Fine	Fragrances(*)	Ingredients	Frag.	Flavors	Total

North America	Reported	-15%	0%	-2%	-4%	-2%	-3%

EAME	Reported	4%	9%	31%	11%	5%	9%
	Local Currency	1%	7%	28%	9%	3%	6%

Latin America	Reported	7%	4%	31%	7%	11%	8%
	Local Currency	9%	5%	31%	8%	12%	9%

Greater Asia	Reported	11%	4%	14%	5%	2%	3%
	Local Currency	11%	4%	15%	6%	3%	4%

Total	Reported	0%	5%	17%	6%	3%	4%
	Local Currency	-1%	4%	16%	5%	2%	4%

		YTD 2014 vs. YTD 2013
		Percentage Change in Sales by Region of Destination
			Consumer		Total
		Fine	Fragrances(*)	Ingredients	Frag.	Flavors	Total

North America	Reported	1%	7%	0%	4%	-4%	0%

EAME	Reported	8%	4%	37%	11%	5%	9%
	Local Currency	4%	1%	33%	8%	3%	6%

Latin America	Reported	-2%	1%	7%	1%	13%	5%
	Local Currency	1%	2%	7%	2%	17%	7%

Greater Asia	Reported	6%	8%	36%	11%	0%	4%
	Local Currency	7%	9%	39%	13%	3%	7%

Total	Reported	4%	5%	21%	7%	2%	5%
	Local Currency	3%	5%	20%	7%	3%	5%

(*)	Former Beauty Care and Functional Fragrances

Note: Local currency sales growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2014 period.

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

		Third Quarter 2014
		Items Impacting Comparability

				Operational
			Restructuring	Improvement	Adjusted
		Reported	and Other	Initiative	(Non-
		(GAAP)	Charges	Costs	GAAP)

Net Sales		773,813
Cost of Goods Sold		433,702		(282) (b)
Gross Profit		340,111		282	340,393
Research and Development		63,701
Selling and Administrative		123,212
RSA Expense		186,913
Restructuring and other charges, net		608	(608) (a)
Operating Profit		152,590	608	282	153,480
Interest Expense		10,968
Other Income, net		(563)
Income before taxes		142,185	608	282
Taxes on Income		34,770	213	70	35,053
Net Income		107,415	395	212	108,022

Earnings per share - diluted		$1.31	$0.01	$0.00	$1.32

	(a)	Costs related to the Fragrance Ingredients Rationalization
	(b)	Related to plant closing in Europe and partial closing in Asia

		Third Quarter 2013
		Items Impacting Comparability

				Operational
			Restructuring	Improvement	Adjusted
		Reported	and Other	Initiative	(Non-
		(GAAP)	Charges	Costs	GAAP)

Net Sales		742,256
Cost of Goods Sold		416,852	(2,167) (a)	(401) (b)
Gross Profit		325,404	2,167	401	327,972
Research and Development		65,654
Selling and Administrative		118,221
RSA Expense		183,875
Restructuring and other charges, net		—
Operating Profit		141,529	2,167	401	144,097
Interest Expense		11,625
Other Income, net		(4,080)
Income before taxes		133,984	2,167	401	136,552
Taxes on Income		34,938	758	97	35,793
Net Income		99,046	1,409	304	100,759

Earnings per share - diluted		$1.20	$0.02	$—	$1.22

	(a)	Costs related to the Fragrance Ingredients Rationalization
	(b)	Related to plant closing in Europe and partial closing in Asia

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

		Third Quarter Year-to-Date 2014
		Items Impacting Comparability

				Operational
			Restructuring	Improvement	Adjusted
		Reported	and Other	Initiative	(Non-
		(GAAP)	Charges	Costs	GAAP)

Net Sales		2,332,451
Cost of Goods Sold		1,298,281	(5,100) (a)	(914) (b)
Gross Profit		1,034,170	5,100	914
Research and Development		191,635
Selling and Administrative		379,864
RSA Expense		571,499
Restructuring and other charges, net		912	(912) (a)
Operating Profit		461,759	6,012	914	468,685
Interest Expense		34,048
Other Income, net		(3,761)
Income before taxes		431,472	6,012	914	438,398
Taxes on Income		107,064	2,104	227	109,395
Net Income		324,408	3,908	687	329,003

Earnings per share - diluted		$3.95	$0.05	$0.01	$4.01

	(a)	Costs related to the Fragrance Ingredients Rationalization
	(b)	Related to plant closings in Europe and partial closing in Asia

		Third Quarter Year-to-Date 2013
		Items Impacting Comparability

				Operational
			Restructuring	Improvement	Spanish	Gain on	Adjusted
		Reported	and Other	Initiative	Tax	Asset	(Non-
		(GAAP)	Charges	Costs	Charge	Sale	GAAP)

Net Sales		2,227,727
Cost of Goods Sold		1,256,977	(3,000) (a)	(1,761) (b)
Gross Profit		970,750	3,000	1,761
Research and Development		189,428
Selling and Administrative		357,687
RSA Expense		547,115
Restructuring and other charges, net		2,105	(2,105)
Operating Profit		421,530	5,105	1,761			428,396
Interest Expense		35,637
Other Income, net		(16,359)				16,093 (d)	(266)
Income before taxes		402,252	5,105	1,761		(16,093)	393,025
Taxes on Income		110,187	1,787	412	(6,230) (c)	(5,633)	100,523
Net Income		292,065	3,318	1,349	6,230	(10,460)	292,502

Earnings per share - diluted		$ 3.54	$ 0.04	$ 0.02	$ 0.08	$ (0.13)	$ 3.55

	(a)	Costs related to the Fragrance Ingredients Rationalization
	(b)	Related to plant closings in Europe and partial closing in Asia
	(c)	Spanish tax charge related to the 2002-2003 ruling
	(d)	Represents a gain on sale of a non-operating asset

CONTACT:
International Flavors & Fragrances Inc.
Michael DeVeau, 212-708-7164
VP, Global Corporate Communications & Investor Relations
or
Shelley Young, 212-708-727
Director, Investor Relations